Exhibit 99.1
Macquarie Infrastructure Company LLC
125 W. 55th Street
New York, NY 10019
USA

Media Release MACQUARIE INFRASTRUCTURE COMPANY REPORTS
FULL YEAR 2005 FINANCIAL RESULTS
New York, NY — March 15, 2006 Macquarie Infrastructure Company (the “Company” or “MIC”) (NYSE: MIC) announced the consolidated results of its operations for the year ended December 31, 2005. The Company reported net income of $15.2 million, or $0.56 per share, on revenue of $304.7 million. Net income includes a $4.4 million or $0.16 per share benefit from a reduction in the deferred tax asset valuation allowance. MIC generated cash from operations during 2005 of $43.5 million or $1.61 per share.
For the fourth quarter of 2005, MIC reported net income of $8.3 million or $0.31 per share on revenue of $86.6 million. MIC generated cash from operations of $6.8 million for the quarter.
Commenting on MIC’s results, Peter Stokes, chief executive officer of the firm said, “We are pleased to have completed our first full year as a public company with solid growth in revenue and cash flow in each of our businesses. Importantly, our performance was such that we were able to fulfill our commitment to our shareholders to pay a stable distribution, effectively deploy our resources and improve the operations of our controlled businesses.”
The Company’s results reflect the continued growth of its airport services business and an above average contribution from its district energy business, offset by a moderate loss in its airport parking business and an expected level of return on its investments.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $70.2 million, or $2.60 per share, for the year. A reconciliation of net income to EBITDA, is provided on the last page of this release.
FINANCIAL HIGHLIGHTS
MIC’s consolidated businesses each demonstrated consistent growth in revenue versus last year. Revenue growth in the airport services business was driven by the acquisition of a fixed base operation (“FBO”) in Las Vegas during the third quarter and by higher wholesale costs of jet fuel. Jet fuel sales are the primary source of revenue in the airport
Investments in Macquarie Infrastructure Company Trust are not deposits with or other liabilities of Macquarie Bank Limited, or of any Macquarie Group company, and are subject to investment risk, including possible delays in repayment and loss of income and principal invested. Neither Macquarie Bank Limited nor any other member company of the Macquarie Group guarantees the performance of Macquarie Infrastructure Company Trust or the repayment of capital by Macquarie Infrastructure Company Trust.

services business. Importantly, the airport services business was able to maintain and, in some cases, expand its margin on fuel sales in spite of the higher wholesale cost. Total revenue increased 41.8% over 2004 to $201.5 million. Gross profit (eliminating the effect of higher fuel prices) increased 32.3% over 2004 to $109.1 million. The airport services business generated net income for the year of $7.1 million.
Revenue in the airport parking business grew in part as a result of the acquisition of a portfolio of facilities at the beginning of the fourth quarter (the SunPark acquisition). Together with growth in the number of customers at comparable (existing) locations, revenue increased 16.4% over 2004 to $59.9 million. Higher costs, including non-cash rent in excess of lease and shuttle operating costs, offset the revenue improvement and contributed to a net loss for the year of $3.3 million in airport parking.
Revenue growth in the district energy business reflected the impact of the above average temperatures in Chicago in 2005. Consumption revenue increased by 17.7% on an organic basis and by 27.8% giving effect to the full year of results from ETT Nevada. Total (combined) revenue increased by 23.9% over 2004 to $43.4 million. The district energy business produced net income of $452,000 for the full year.
Additional highlights from the Company’s results for the year ended December 31, 2005 include:
•	The deployment of “greenshoe” cash raised in the Company’s IPO with the successful completion of the acquisition of an FBO by our airport services business for $59.8 million (including transaction costs) and of a portfolio of parking facilities by our airport parking business for $66.9 million (including transaction costs);

•	The announcement of the Company’s proposed acquisition of The Gas Company in Hawaii and a related deposit of $12.2 million;

•	The successful refinancing of the airport services business in December, 2005, based on the growth in EBITDA in that business over 2004 and resulting in the unlocking of approximately $92 million of additional capital; and

•	Obtaining a $250 million revolving credit facility maturing in March, 2008, for use in funding acquisitions, capital expenditures and, to a limited extent, working capital — the Company expects to utilize the facility, if drawn, as temporary financing, pending refinancing with an equity offering, and not as permanent debt.
DISTRIBUTIONS
On March 14, 2006, the Company’s Board of Directors declared a distribution to shareholders for the quarter ended December 31, 2005 of $0.50 per share. Including this distribution, the Company has paid a total of $2.00 per share to investors for 2005.
Shares of trust stock will trade ex-distribution on April 3, 2006. The distribution will be payable on April 10, 2006 to shareholders of record at the close of business on April 5, 2006.
The Company intends to declare and pay regular quarterly cash distributions on all outstanding shares. The Company anticipates declaring and paying a quarterly distribution for the quarter ending March 31, 2006 of $0.50 per share.
The Company’s distribution policy is based on the predictable and stable cash flows of its businesses and investments. The Company’s intention is to distribute to its shareholders the majority of its cash available for distribution and not to retain significant cash balances in excess of prudent reserves.
BUSINESS OUTLOOK
In November 2005 the Company provided guidance with respect to revenue or gross profit and EBITDA margins for each of its businesses. Based on the performance of its businesses and additional information obtained since, the Company reaffirms its revenue or gross profit and EBITDA margin forecasts for 2006.
•	The Company reaffirms its expectation that its airport services business will generate between $115 million and $125 million of gross profit in 2006. EBITDA/Gross Profit margin should be in a range of 40% to 44%.

•	Maintenance and growth capital expenditures are forecast to be $3.8 million and $12.4 million, respectively, for airport services in calendar 2006. The maintenance capital expenditure forecast is consistent with prior guidance. Forecast growth capital expenditure is approximately 7% lower than prior guidance as a result of refined hangar construction costs.

•	Revenue and EBITDA margin guidance concerning airport parking is reaffirmed. The Company expects the business to generate revenue of between $70 million and $80 million and to produce an EBITDA margin of between 27% and 32%. Interest expense is expected to be higher in 2006 versus 2005 by approximately $1 million as a result of interest rate caps on airport parking’s debt having been reached early in 2006.

•	In 2006 airport parking expects to commit to maintenance-related capital projects totaling $3.6 million, or $600,000 more than previous guidance. Of this, $1.8 million represents our 2006 maintenance capital expenditures and $1.8 million is expected to be financed with capital leases. Airport parking is also expected to commit to approximately $447,000 of growth capital-related projects in 2006, of which $360,000 are capital expenditures paid in cash.

•	The Company reaffirms its revenue and EBITDA margin guidance with respect to its district energy business. District energy revenue for 2006 is anticipated to be in a range between $38 million and $42 million and EBITDA margin is anticipated to be between 37% to 42%. Changes in electricity supply costs are expected to increase costs by $750,000 over the eight months from May through December, inclusive. The Company believes that it can offset the impact of the increased costs primarily through operational and strategic initiatives as well as contract escalators.

•	Maintenance capital expenditures are expected to be approximately $1.0 million for the district energy business in 2006. Growth capital expenditures for system expansion previously expected to be approximately $7.0 million (incurred in 2007-2008) are now expected to be approximately $8.4 million (incurred in 2007-2008) as a result of higher equipment and material costs. District energy expects to incur an additional $1.8 million of growth capital expenditures in 2006 related to interconnection of new customers. The majority of interconnection costs are recoverable from the customer.

•	Dividend income from the Company’s investments is reaffirmed at $9.1 million from Yorkshire Link, $5.9 million from South East Water and $4.3 million from MCG.

•	On March 3rd, 2006, the Hawaii Division of Consumer Advocacy (Consumer Advocate) filed its position statement recommending approval of the Company’s application to the Hawaii Public Utilities Commission (“HPUC”) to transfer ownership of The Gas Company to an entity owned by MIC. The Consumer Advocate’s recommendation was conditioned upon the HPUC accepting the regulatory conditions set forth in the Consumer Advocate’s position statement. The Company has discussed these conditions with the Consumer Advocate and finds them acceptable as presented to the HPUC. The Company is in the process of preparing a response statement to the HPUC formally accepting the recommended regulatory conditions. In that response, the Company will be requesting a decision and order from the HPUC that would allow the Company to close the transaction, if approved, by early June 2006.

The Company raised the capital necessary to close the transaction through a refinancing of our airport services business in December of 2005. The Company reaffirms its previously provided guidance and expectation that the transaction, if concluded, will be immediately yield accretive.

NORMALIZED FULL YEAR CASH AVAILABLE FOR DISTRIBUTION
The Company believes that EBITDA, in addition to GAAP measures, provides insight into the performance of its operating businesses and its ability to service its obligations and support its ongoing dividend policy. However, EBITDA does not reflect other cash items that management considers in normalizing cash available for distribution.
The following table details full year cash receipts and payments that are not reflected on the Company’s income statement in order to provide additional insight into management’s normalization of cash available for distribution.
For the full year 2005 the Company’s businesses generated cash from operations of $43.5 million, or $1.61 per share. Adjusting for certain receipts and payments, not included in cash from operations, the Company normalizes full year cash available for distribution to $48.0 million, or $1.77 per share. Normalized cash available for distribution in the fourth quarter of 2005 was $0.40 per share before giving effect to unbudgeted SOX costs of $0.03 per share, underperformance at airport parking and the expected seasonal reduction in cooling consumption at our district energy business.

($ Millions)
Cash from operations	43.5
Additional cash items
Changes in working capital	5.5
Maintenance CAPEX including capital lease payments	-5.1
Net cash receipts, Aladdin settlement	0.7
Principal payments	-0.6
Additional dividend from investment	0.7
Unsuccessful acquisition bid	2.1
YLL principal payment received	2.8

Sub Total	49.6

Adjustments
Base management fees	-2.4
Minority interest in cash from operations	-0.1
GAH acquisition costs	0.9

Sub Total	-1.6

Normalized Cash Available for Distribution	48.0

Additional cash items and adjustments reflect the following:
•	Normalization for working capital changes in 2005;

•	Cash received in connection with the Aladdin bankruptcy settlement;

•	Principal payments made;

•	Additional dividends from investments;

•	Expenses associated with an unsuccessful acquisition bid that were funded from IPO proceeds;

•	Principal payments received on shareholder loans and debt reserve releases;

•	Base management fees to the Company’s manager that are paid in arrears;

•	Minority interest in cash from operations;

•	General Aviation Holdings (“GAH”) acquisition costs in the first quarter income statement data that were funded from IPO proceeds.

BUSINESS/SEGMENT HIGHLIGHTS FOR 2005
The following is a segment analysis of our results for the year ended December 31, 2005, compared to results for the year ended December 31, 2004. Results for 2005 include the contributions from businesses acquired during the year. Results for 2004 reflect performance prior to the Company’s acquisition of the businesses in these segments.
The Company has included EBITDA, a non-GAAP financial measure, on both a consolidated basis as well as for each of its segments as it considers it to be an important measure of its overall performance. The Company believes EBITDA provides additional insight into the performance of its operating companies and its ability to service its obligations and support its ongoing dividend policy.
AIRPORT SERVICES

	Full year 2005	Full Year 2004
			Year on Year
			Growth %

Revenue ($ Millions)

Fuel	143.273	100.363	42.8%

Non Fuel	58.213	41.714	39.6%

Total Revenue	201.486	142.077	41.8%

EBITDA	42.925	15.614	174.9%

Reconciliation of net income (loss) from continuing operations to EBITDA from continuing operations

Net Income (Loss)	7.102	(7.625)

Interest Expense	14.147	11.423

Provision (benefit) for income taxes	6.024	(0.326)

Depreciation and amortization	15.652	12.142

EBITDA from continuing operations	42.925	15.614
Key Factors Affecting Operating Results
—	Contribution of positive operating results from two new FBOs in California (GAH) acquired in January and one FBO in Las Vegas (EAR) acquired in August

—	Higher average dollar per gallon fuel margins at existing locations

—	Continued increases in fuel prices

—	Higher rental income from new hangars and increased tenant occupancy

—	No significant effect on our results from recent hurricanes

—	Higher 2005 first quarter de-icing revenues at our northeast locations

AIRPORT PARKING

	Full year 2005	Full Year 2004
			Year on Year
			Growth %

Revenue ($ Millions)	59.856	51.444	16.4%

EBITDA	13.171	12.648	4.1%

EBITDA Margin	22.0%	24.6%	-10.5%

Reconciliation of net loss from continuing operations to EBITDA from continuing operations

Net Income (Loss)	(3.348)	(0.758)

Interest Expense	10.32	8.392

Provision (benefit) for income taxes	2.397	2.164

Depreciation and amortization	3.802	2.85

EBITDA from continuing operations	13.171	12.648
Key Factors Affecting Operating Results
—	Revenue contributed by new locations and an increase in cars out at comparable locations resulting in a 16.4% increase in revenue over 2004

—	Reduced discounting and yield management leading to a slight increase in average revenue per car at comparable locations

—	Higher operating costs at comparable locations resulting in lower operating margins

—	Lower impact from start up costs at new locations than in prior year

—	$1.1 million increase in non-cash expense related to long-term lease

DISTRICT ENERGY

	Full Year 2005	Full Year 2004	Year on Year Growth %

Revenue ($ Millions)

Capacity	16.524	16.224	1.8%

Consumption	18.719	14.648	27.8%

Lease and Other	8.158	4.144	96.9%

Total Revenue	43.401	35.016	23.9%

EBITDA	16.087	14.223	13.1%

EBITDA Margin	37.1%	40.6%	-8.7%

Reconciliation of net income (loss) from continuing operations to EBITDA from continuing operations

Net Income (Loss)	0.452	(13.235)

Interest Expense	8.271	21.321

Provision for income taxes	0.302	1.219

Depreciation	5.694	4.202

Amortization of intangibles	1.368	0.716

EBITDA from continuing operations	16.087	14.223
Key Factors Affecting Operating Results
— Inclusion of results for ETT Nevada
— Higher consumption ton-hours sold primarily due to above average temperature in Chicago from June to September
— Higher EBITDA due to the incremental margin from additional consumption ton-hours sold and the inclusion of ETT Nevada
— Capacity revenue generally increased in-line with inflation

TOLL ROAD (YORKSHIRE LINK)
•	The Company recorded a net $3.7 million (under GAAP) as its share of the earnings of the Yorkshire Link during 2005, net of non-cash amortization expenses of $3.8 million

•	Cash distributions for the full year 2005 were $9.6 million including receipt of a one-time debt reserve release of $1.9 million
INVESTMENTS
Macquarie Communications Infrastructure Group (MCG)
•	MCG declared a cash distribution of A$0.146 per stapled security on June 20, 2005 for the 6 month period ended June 30, 2005 — the Company received $1.9 million net of withholding taxes in mid-August

•	MCG declared a cash distribution of A$0.195 per stapled security on December 19, 2005 for the 6 month period ended December 31, 2005 — the Company accrued $2.3 million net of withholding taxes in December, 2005, and received the cash in February 2006

•	Cash distributions received by MIC during 2005, including the dividend declared in December 2004, totaled $3.6 million net of withholding taxes
South East Water (SEW)
•	SEW declared and paid cash dividends in each of June and November, 2005 — in 2006 and thereafter, SEW is expected to pay dividends in each of June and October

•	For the full year 2005 the Company received cash dividends of approximately $8.6 million from its investment in SEW including a non-recurring component of approximately $2.6 million related to the disposal of real property in 2005
CONFERENCE CALL AND WEB CAST
The Company has scheduled a conference call for 11:00 a.m. Eastern Standard Time on March 15, 2006, to review the Company’s results.
To access the conference call, please dial +1(877) 502-9274 (toll free) or +1(913) 981-5584 (international), at least 10 minutes prior to the scheduled start time.
Interested parties can also listen to the live call via a webcast that will be available on the Company’s website at www.macquarie.com/mic. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the Internet broadcast.
The call will be available for replay through March 30, 2006, at +1(888) 203-1112 (domestic) or +1(719) 457-0820 (international), Passcode: 3835504. An archive of the webcast will be available on the Company’s website for one year following the call.
ABOUT MACQUARIE INFRASTRUCTURE COMPANY
MIC owns, operates and invests in a diversified group of infrastructure businesses, which provide basic, everyday services, in the United States and other developed countries. Its businesses and investments consist of an airport services business, an airport parking business and a district energy business, a 50% interest in a company that operates a shadow toll road in the U.K. and investments in a U.K. regulated water utility and in a communications infrastructure fund listed on the Australian Stock Exchange.

FORWARD LOOKING STATEMENTS
This earnings release contains forward-looking statements. We may, in some cases, use words such as “project”, “believe”, “anticipate”, “plan”, “expect”, “estimate”, “intend”, “should”, “would”, “could”, “potentially”, or “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this presentation are subject to a number of risks and uncertainties, some of which are beyond our control including, among other things: our ability to successfully integrate and manage acquired businesses, make and finance future acquisitions, manage our growth, service, comply with the terms of and refinance our debt, and implement our strategy, decisions made by persons who control our investments including the distribution of dividends, our regulatory environment, changes in air travel, automobile usage, fuel and gas prices, foreign exchange fluctuations, environmental risks and changes in U.S. federal tax law.
Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which we are not currently aware could also cause our actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
“Macquarie Group “ refers to the Macquarie Group of companies, which comprises Macquarie Bank Limited and its worldwide subsidiaries and affiliates.
FOR FURTHER INFORMATION, PLEASE CONTACT:

Investor enquiries	Media enquiries

Jay A. Davis	Alex Doughty
Investor Relations	Corporate Communications
Macquarie Infrastructure Company	Macquarie Infrastructure Company
(212) 231-1825	(212) 231-1710

MACQUARIE INFRASTRUCTURE COMPANY TRUST
CONSOLIDATED BALANCE SHEETS
As of December 31, 2005 and December 31, 2004
($ in thousands, except share amounts)

	December	December
	31, 2005	31, 2004
Assets
Current assets:
Cash and cash equivalents	$115,163	$140,050
Restricted cash	1,332	1,155
Accounts receivable, less allowance for doubtful accounts of $839 and $1,359 respectively	21,150	12,312
Dividend receivable	2,365	1,743
Inventories	1,981	1,563
Prepaid expenses	4,701	4,186
Deferred income taxes	2,101	1,452
Income tax receivable	3,489	1,761
Other	4,394	3,547

Total current assets	156,676	167,769

Property, equipment, land and leasehold improvements, net	335,119	284,744

Restricted cash	19,437	16,790
Equipment lease receivables	43,546	45,395
Investment in unconsolidated business	69,358	79,065
Investment, cost	35,295	39,369
Securities, available for sale	68,882	71,263
Related party subordinated loan	19,866	21,748
Goodwill	281,776	217,576
Intangible assets, net	299,487	254,530
Deposits and deferred costs on acquisitions	14,746	—
Deferred financing costs, net of accumulated amortization	12,830	7,757
Fair value of derivative instruments	4,660	724
Other	1,620	1,757

Total assets	$1,363,298	$1,208,487

Liabilities and stockholders’ equity
Current liabilities:
Due to manager	$2,637	$12,306
Accounts payable	11,535	10,912
Accrued expenses	13,994	11,980
Current portion of notes payable and capital leases	2,647	1,242
Current portion of long-term debt	146	94
Other	3,639	2,991

Total current liabilities	34,598	39,525

Capital leases and notes payable, net of current portion	2,864	1,755
Long-term debt, net of current portion	610,848	415,074
Related party long-term debt	18,247	19,278
Deferred income taxes	113,794	123,429
Fair value of derivative instruments	—	286
Other	6,342	4,329

Total liabilities	786,693	603,676

Minority interests	8,940	8,515

Stockholders’ equity:
Trust stock, no par value; 500,000,000 authorized; 27,050,745 shares issued and outstanding at December 31, 2005; 26,610,100 shares issued and outstanding at December 31, 2004	583,023	613,265
Accumulated other comprehensive (loss) income	(12,966)	619
Accumulated deficit	(2,392)	(17,588)

Total stockholders’ equity	567,665	596,296

Total liabilities and stockholders’ equity	$1,363,298	$1,208,487

MACQUARIE INFRASTRUCTURE COMPANY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2005, and the Period from April 13, 2004
(inception) — December 31, 2004
($ in thousands, except per share and shares outstanding)

		April 13,
	Year Ended	2004
	December	incept. to
	31, 2005	December 31, 2004
Revenues
Revenue from fuel sales	$143,273	$1,681
Service revenue	156,167	3,257
Financing and equipment lease income	5,303	126

Total revenue	304,743	5,064

Costs and expenses
Cost of fuel sales	84,806	912
Cost of services	81,834	1,633
Selling, general and administrative expenses	82,636	7,953
Fees to manager	9,294	12,360
Depreciation expense	6,007	175
Amortization of intangibles	14,815	281

Total operating expenses	279,392	23,314

Operating income (loss)	25,351	(18,250)

Other income (expense)
Dividend income	12,361	1,704
Interest income	4,064	69
Interest expense	(33,800)	(756)
Equity in earnings (loss) and amortization charges of investee	3,685	(389)
Other income	123	50

Net income (loss) before income taxes and minority interests	11,784	(17,572)
Income tax benefit	3,615	—

Net income (loss) before minority interests	15,399	(17,572)

Minority interests	203	16

Net income (loss)	$15,196	$(17,588)

Basic earnings (loss) per share:	$0.56	$(17.38)

Weighted average number of shares of trust stock outstanding: basic	26,919,608	1,011,887
Diluted earnings (loss) per share:	$0.56	$(17.38)

Weighted average number of shares of trust stock outstanding: diluted	26,929,219	1,011,887
Cash dividends declared per share	$1.5877	$—

MACQUARIE INFRASTRUCTURE COMPANY TRUST
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2005
And the Period from April 13, 2004 (inception) — December 31, 2004
($ in thousands)

		April 13, 2004
	Year Ended	(inception) to
	December 31,	December 31,
	2005	2004
Operating activities
Net income (loss)	$15,196	$(17,588)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	14,098	370
Amortization of intangible assets	14,815	281
Loss on disposal of equipment	674	—
Equity in earnings (loss) and amortization charges of investee	1,803	389
Amortization of finance charges	6,290	—
Noncash derivative gain, net of noncash interest expense	(4,166)	—
Accretion of asset retirement obligation	222	—
Deferred rent	2,308	80
Deferred revenue	(130)	(62)
Deferred taxes	(5,695)	—
Minority interests	203	16
Noncash compensation	209	—
Post retirement obligations	(116)	—
Accrued interest expense on subordinated debt — related party	1,003	26
Accrued interest income on subordinated debt — related party	(399)	(50)
Changes in operating assets and liabilities:
Restricted cash	(462)	—
Accounts receivable	(7,683)	(420)
Equipment lease receivable, net	1,677	(121)
Dividend receivable	(651)	(1,704)
Inventories	(178)	686
Prepaid expenses and other current assets	(39)	(439)
Due to subsidiaries	—	1,398
Accounts payable and accrued expenses	1,882	798
Due to manager	2,419	12,306
Other	267	(11)

Net cash provided by (used in) operating activities	43,547	(4,045)
Investing activities
Acquisition of businesses and investments, net of cash acquired	(182,367)	(467,413)
Additional costs of acquisitions	(60)	—
Deposits and deferred costs on future acquisitions	(14,746)	—
Goodwill adjustment — cash received	694	—
Collection on notes receivable	358	—
Purchases of property and equipment	(6,743)	(81)
Proceeds received on subordinated loan	914	—
Other	—	17

Net cash used in investing activities	(201,950)	(467,477)
Financing activities
Proceeds from issuance of shares of trust stock	—	665,250
Proceeds from long-term debt	390,742	(1,500)
Proceeds from line-credit facility	850	—
Contributions received from minority shareholders	1,442	—
Distributions paid to trust shareholders	(42,948)	—
Debt financing costs	(11,350)	—

		April 13, 2004
	Year Ended	(inception) to
	December 31,	December 31,
	2005	2004
Distributions paid to minority shareholders	(1,219)	—
Payment of long term debt	(197,170)	—
Offering costs	(1,844)	(51,985)
Restricted cash	(2,362)	—
Payment of notes and capital lease obligations	(1,605)	—
Acquisition of swap contract	(689)	—

Net cash provided by financing activities	133,847	611,765
Effect of exchange rate changes on cash	(331)	(193)

Net change in cash and cash equivalents	(24,887)	140,050
Cash and cash equivalents at beginning of year	140,050	—

Cash and cash equivalents at end of year	$115,163	$140,050

Supplemental disclosures of cash flow information:
Noncash investing and financing activity:
Accrued offering costs	$—	$2,270

Accrued purchases of property and equipment	$384	$810

Acquisition of property through capital leases	$3,270	$—

Issuance of trust stock to manager for payment of 2004 performance fee	$12,088	$—

Issuance of trust stock to independent directors	$191	$—

Taxes paid	$2,610	$—

Interest paid	$30,902	$2,056

MACQUARIE INFRASTRUCTURE COMPANY TRUST
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA
For the Year Ended December 31, 2005, and the Period from April 13, 2004
(inception) — December 31, 2004
(Unaudited)
($ in thousands)
A reconciliation of EBITDA is provided below (in thousands):

		April 13, 2004
	Year Ended	(inception) to
	December 31,	December 31,
	2005	2004
Net income (loss)	$15,196	$(17,588)
Interest expense, net	29,736	687
Income tax benefit	(3,615)	—
Depreciation (1)	14,098	370
Amortization (2)	14,815	281

EBITDA	$70,230	$(16,250)

(1)	Includes depreciation expense of $2.4 million and $55,000 for the airport parking business for the year ended December 31, 2005 and the period December 23, 2004 (our acquisition date) through December 31, 2004, respectively. Also includes depreciation expense of $5.7 million and $140,000 for the district energy business for the year ended December 31, 2005 and the period December 22, 2004 (our acquisition date) through December 31, 2004, respectively. The airport parking business and district energy business include depreciation expense within cost of services in our consolidated statement of operations.

(2)	Does not include amortization expense related to intangible assets in connection with our acquisition of our toll road business, of $3.8 million and $95,000 for the year ended December 31, 2005 and the period December 22, 2004 (our acquisition date) through December 31, 2004, respectively.
/ENDS/